EXHIBIT 15

                ACCOUNTANTS'  ACKNOWLEDGMENT


The Board of Directors
Minerals Technologies Inc.:

Re:  Registration Statement Nos. 33-59080, 33-65268 and 33-96558

   With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated
May 6, 1996, related to our review of interim financial information.

   Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


                                        Very truly yours,


                                        /s/ KPMG Peat Marwick LLP

                                          KPMG Peat Marwick LLP


New York, New York
May 10, 1996